Iconix Brand Group Reports Record Earnings
for the Fourth Quarter and Full Year 2006

* 2006 Licensing revenue $80.7 million vs. $30.2 million in prior year * 2006 Fully diluted EPS of $0.72 versus $0.46 in prior year * EBITDA of $56.1 million compared to $16.7 million in prior year * Company increases 2007 fully diluted EPS guidance to $0.96 - $1.00

NEW YORK, March 6, 2007 -- Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company"), today announced financial results for the fourth quarter and full year ended December 31, 2006.

Full Year 2006:

Licensing revenue for the full year 2006 increased to approximately $80.7 million, as compared to approximately $30.2 million in 2005. The Company reported net income of approximately $32.5 million compared to approximately $15.9 million in the prior year. The Company reported fully diluted earnings per share of $0.72 for the full year 2006 compared to $0.46 in 2005. EBITDA for 2006 was approximately $56.1 million compared to approximately $16.7 million in 2005. Free Cash Flow for 2006 was approximately $44.3 million compared to approximately $13.0 million in 2005. EBITDA margins for the full year 2006 increased to approximately 69% from approximately 55% for the full year 2005.

Fourth Quarter Ended December 31, 2006:

Licensing Revenue for the fourth quarter ended December 31, 2006 was approximately $26.9 million compared to approximately $12.4 million in the prior year quarter. EBITDA for the quarter was approximately $20.2 million compared to approximately $7.9 million in the prior year quarter. Net income and fully diluted earnings per share as reported on the Company's income statement was approximately $8.9 million in 2006 net income versus approximately $7.5 million in 2005 and $0.18 per fully diluted share in 2006 versus $0.19 per fully diluted share in 2005. However, in comparing net income and fully diluted earnings per share year-over-year it is important to note that in 2005 the Company was recognizing non-cash tax benefits through its income statement as compared to the fourth quarter of 2006 when the Company was fully taxed at a rate of approximately 34.5%. Therefore, comparing net income and fully diluted EPS on a tax affected basis for both periods the Company earned approximately $8.9 million in Q4 2006 versus approximately $3.7 million in Q4 2005, while fully diluted EPS for Q4 2006 was approximately $0.18 versus approximately $0.09 in Q4 2005. Free Cash Flow for the quarter was approximately $15.0 million compared to approximately $6.3 million in the prior year quarter. EBITDA margins for the quarter increased to approximately 75% compared to approximately 64% in the prior year quarter. Reconciliation tables for non-GAAP metrics and taxes are attached to this press release.

Other Company News:

In a separate press release this morning the Company announced that it has entered into a definitive agreement to purchase the brand Rocawear for $204 million in cash with contingent payments of an additional $35 million of Iconix stock based on achieving certain performance thresholds over the next three to five years.

Neil Cole, Chairman and CEO of Iconix Brand Group commented, "I am pleased with our 2006 results and believe they continue to demonstrate the significant growth potential and profitability of our business model and strategy. The incremental profitability of our growth plan continues to be strong as we increased EBITDA margins year-over-year by approximately 1,400 basis points while almost tripling our revenue during the same period. Upon closing our two latest acquisitions, Danskin and Rocawear, the Company will own eleven powerful lifestyle brands and have 143 strong licensees around the world including leading retailers like Kohl's, Target, Sears Holding Corporation and Wal-Mart. I am also pleased with the way that we strengthened our balance sheet in 2006 increasing total shareholder equity from approximately $101 million at the end of 2005 to approximately $465 million and the end of 2006. Looking ahead, we are committed to realizing the full organic growth potential for all of our brands and we will continue to be acquisitive."

Updated 2007 Guidance:

The Company is giving revenue guidance for the full year 2007 of between $150 and $160 million. The Company is updating its previously stated earnings per share guidance of $0.87 - $0.92 per fully diluted share to a new range of $0.96 - $1.00 per fully diluted share. The revised guidance assumes there will be no further acquisitions in 2007.

Iconix Brand Group Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S(R), BONGO(R), BADGLEY MISCHKA(R), JOE BOXER(R) RAMPAGE(R) MUDD(R), LONDON FOG(R), MOSSIMO(R) and OCEAN PACIFIC(R). The Company has also entered into definitive agreements to purchase the brands DANSKIN(R) and ROCAWEAR(R). The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe," "anticipate," "expect," "confident," "project," provide "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact: David Conn
        Executive Vice President
        Iconix Brand Group
        212.730.0030

        Joseph Teklits
        Integrated Corporate Relations
        203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	Three Months Ended Dec 31,		Year Ended Dec 31,
	2006	2005	2006	2005
	(unaudited)

Licensing revenue	$26,903	$12,364	$80,694	$30,156

Selling, general
and administrative
expenses	6,955	4,293	24,527	13,329
Special charges	594	470	2,494	1,466

Operating income	19,354	7,601	53,673	15,361

Other expenses:
Interest expense
- net	5,846	1,970	13,837	4,453
Income before income
taxes	13,508	5,631	39,836	10,908
Income taxes (benefits)	4,655	(1,855)	7,335	(5,035)
Net income	$8,853	$7,486	$32,501	$15,943

Earnings per share:
Basic	$0.19	$0.21	$0.81	$0.51
Diluted	$0.18	$0.19	$0.72	$0.46

Weighted average number
of common shares
outstanding:
Basic	45,464	35,512	39,937	31,284
Diluted	50,292	39,830	45,274	34,773

Selected Balance
Sheet Items:	12/31/2006	12/31/2005

Total Assets	$701,052	$217,244
Total Liabilities	$235,595	$116,348
Stockholders' Equity	$465,457	$100,896

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:

(in thousands)

	Three Months Ended		Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2006	2005	2006	2005

EBITDA (1)	$20,195	$7,939	$56,075	$16,710
Reconciliation of
EBITDA:
Operating income	19,354	7,601	53,673	15,361
Add: Depreciation
and amortization
of certain
intangibles	841	338	2,402	1,349
EBITDA	$20,195	$7,939	$56,075	$16,710

(1) EBITDA, a non-GAAP financial measure, represents income from operations before interest, income taxes, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow (2)	$15,011	$6,310	$44,270	$12,967

Reconciliation of
Free Cash Flow:
Net income	$8,853	$7,486	$32,501	$15,943
Add: Depreciation,
amortization of
intangibles and
deferred financing
costs and the change
in the reserve for
accounts receivable	1,503	679	4,434	2,059
Add: Non-cash income
taxes (benefits)	4,655	(1,855)	7,335	(5,035)
Free Cash Flow	$15,011	$6,310	$44,270	$12,967

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, the change in the reserve for accounts receivable and excluding non-cash income taxes (benefits) and capital expenditures. The Company believes Free Cash Flow is useful for evaluating our financial condition because it represents the amount of cash generated from the operations that is available for repaying debt and investing.

Reconciliation to GAAP:

Three Months Ended
Dec 31, 2005
Net income, GAAP, as reported	$7,486
Less: GAAP income tax benefit	(1,855)
Income before income taxes, as reported	5,631
Less: 34.5% effective tax provision	(1,943)
Net income, as adjusted with 34.5%
effective tax rate	$3,688

Number of dilutive shares	39,830
Dilutive EPS, as adjusted with 34.5%
effective tax rate	$.09

SOURCE Iconix Brand Group, Inc.

David Conn, Executive Vice President of Iconix Brand Group, +1-212-730-0030; or
Joseph Teklits of Integrated Corporate Relations, +1-203-682-8200
http://iconixbrand.com